Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Twin Vee PowerCats Co.

 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, par value $0.001 per share	4,000,000	N/A	$16,660,000	$1,544.39

(1)	Based on the maximum number of shares of Twin Vee PowerCats Co., or “Twin Vee Co.,” that may be issued in connection with the proposed merger of Twin Vee Powercats, Inc., or “Twin Vee Inc.,” with and into Twin Vee Co., calculated by multiplying the 166,851,398 shares of Twin Vee Inc. common stock issued and outstanding by the maximum exchange ratio of 0.02397 under the merger agreement, of shares of Twin Vee Co. common stock per share of Twin Vee Inc. common stock.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of Twin Vee Co. on Nasdaq on September 6, 2022 ($4.165 per share), in accordance with Rule 457(f)(1) and 457(c) under the Securities Act and based on the maximum number of shares of Twin Vee Co. common stock that may be issued as part of the proposed merger described herein, calculated as the product of (a) an exchange ratio of 4,000,000 shares of Twin Vee Co. common stock for each whole share of Twin Vee Inc. common stock multiplied by (b) 166,851,398, the number of shares of Twin Vee Inc. common stock outstanding as of the close of business on September 6, 2022.
(3)	Calculated pursuant to Section 6(b) of the Securities Act and Securities and Exchange Commission Fee Rate Advisory #7 for Fiscal Year 2022 at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.